Exhibit 99.1

IZEA Reports Q3 Bookings of $7.9 Million
All-Time Record Managed Services Bookings, Up 12% Year Over Year

Orlando, FL (October 10, 2017) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported all-time record managed services bookings of $6.7 million for the third quarter of 2017, up 12% from $6.0 million in the same year-ago quarter. Total bookings for the quarter were $7.9 million, up 2% from $7.7 million in the same year-ago quarter.

Managed Services bookings represent sales of custom content and influencer marketing to brands and agencies. It is the primary focus of the company and contributed over 95% of the company’s gross profit margin during the first three quarters of 2017.

“We continue to see growth and strength in our high margin managed services offering, and that momentum is positively impacting our overall financial profile,” said Ted Murphy, IZEA’s Chairman and CEO. “Not only did our team deliver record managed services bookings, but we have made significant progress on our path to profitable growth through financial discipline and focus throughout the organization. We expect to report record revenue and a meaningful improvement in EBITDA of over 50% compared to the prior year quarter.”

Workflow bookings from lower margin legacy publishers was $1.1 million, down 27% from $1.6 million in the same year-ago quarter. The decline is in line with previously provided guidance and is expected to continue to decline as the company focuses on higher margin opportunities with brands and agencies.

Bookings is a measure of gross sales orders minus any cancellations or refunds in a given period. Management uses bookings as a leading indicator of future revenue recognition as revenue is typically recognized within 90-120 days of booking. However, larger contracts, such as some of those booked in Q3, may be recognized over twelve months from the original booking date.

Average annualized Q3 bookings per salesperson reached an all-time record of $806,000, up 38% from $584,000 in the same year-ago quarter. “The IZEA sales organization is benefitting from our investments in marketing automation and ongoing performance optimization,” continued Murphy. “As a result, we are delivering more sales with fewer sales people, and providing a better overall experience for our customers.”

The company reiterates its 2017 revenue guidance of $29-$30 million. Guidance on gross margins is being increased by 200 basis points, with an expected range of 49-50% for the year. This increase is a result of improving product mix and increased margins on custom content development for brands.

IZEA has not completed preparation of its financial statements for the third quarter of 2017. The preliminary, unaudited results presented in this news release for the quarter ended September 30, 2017 are based on current expectations. Actual results may differ.

The company plans to provide full financial results for the third quarter on November 7, 2017.

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects marketers with influential content creators. IZEA creators range from leading social media influencers to accredited journalists. Creators are compensated for producing and distributing unique content on behalf of marketers including long form text, videos, photos and status updates. Marketers receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com.

Important Cautions Regarding Forward Looking Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's current expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Operating results for the quarter are not necessarily indicative of results that may be expected for the entire fiscal year. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segments in which IZEA operates, customer order cancellations, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital on a timely basis, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. IZEA undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. Please read the full statement and disclosures here: https://izea.com/investors/safe-harbor-statement/.

Contact IZEA:
Justin Braun
Justin.braun@izea.com